Exhibit 99.1

Newtek Business Services Corp. Reports Third Quarter 2022 Financial Results

Record SBA 7(a) Loan Fundings of $223.0 Million Increased by 36.0% in the Third Quarter of 2022 Over the Same Period Last Year

Raised Full Year 2022 SBA 7(a) Loan Funding Guidance to Approximately $775 Million

Boca Raton, Fla., November 7, 2022 - Newtek Business Services Corp. (“Newtek” or the “Company”) (Nasdaq: NEWT), an internally managed business development company (“BDC”), announced today its financial and operating results for three and nine months ended September 30, 2022.

Third Quarter 2022 Financial Highlights

•Total investment income of $23.6 million for the three months ended September 30, 2022; an increase of 90.0% compared to total investment income of $12.4 million for the three months ended September 30, 2021.
•Net investment income (loss) of $0.2 million, or $0.01 per share, for the three months ended September 30, 2022, which represents a 103.3% increase, on a per share basis, compared to net investment income (loss) of $(6.7) million, or $(0.30) per share, for the three months ended September 30, 2021.
•Adjusted net investment income ("ANII")1 of $15.0 million, or $0.62 per share, for the three months ended September 30, 2022; an increase of 10.7%, on a per share basis, compared to ANII of $12.6 million, or $0.56 per share, for the three months ended September 30, 2021.
•Debt-to-equity ratio of 1.41x at September 30, 2022; proforma debt-to-equity ratio was 1.26x after taking into account the sales of government-guaranteed portions of SBA 7(a) loans prior to September 30, 2022, which sales settled subsequent to the balance sheet date.
•Total investment portfolio increased by 10.3% to $785.6 million at September 30, 2022, from $712.5 million at September 30, 2021.
•Net asset value (“NAV”) of $391.8 million, or $16.04 per share, at September 30, 2022 compared to NAV of $16.23 per share at September 30, 2021.

Exhibit 99.1
Financial Highlights For the Nine Months Ended September 30, 2022

•Total investment income of $63.2 million for the nine months ended September 30, 2022; a decrease of (24.5)% over total investment income of $83.7 million for the nine months ended September 30, 2021 which included $50.0 million of fee income from the Paycheck Protection Program ("PPP"), which, as previously disclosed, is not recurring.
•Net investment income (loss) of $(1.1) million, or $(0.04) per share, for the nine months ended September 30, 2022, which represents a (103.7)% decrease, on a per share basis, compared to net investment income (loss) of $24.0 million, or $1.07 per share, for the nine months ended September 30, 2021, which included $50.0 million of fee income from the PPP which, as previously disclosed, is not recurring.
•ANII1 of $50.3 million, or $2.08 per share, for the nine months ended September 30, 2022; a decrease of (26.0)%, on a per share basis, compared to ANII of $63.1 million, or $2.81 per share, for the nine months ended September 30, 2021, which included $50.0 million of fee income from the PPP which, as previously disclosed, is not recurring.

Additional Third Quarter Highlights

•On September 21, 2022, the Company announced its future rebranding strategy in anticipation of the acquisition of the National Bank of New York City (“NBNYC,” and the “Acquisition”), which is pending approval of the Board of Governors of the Federal Reserve System, the Office of the Comptroller of Currency and the U.S. Small Business Administration ("Regulatory Approvals") and satisfaction of closing conditions.
◦Upon receipt of the pending Regulatory Approvals and the close of the Acquisition, Newtek plans to change its name to “NewtekOne®” and to rename NBNYC, the 59-year-old nationally chartered bank, “Newtek Bank, National Association.”
•On September 7, 2022, the Company closed its twelfth small business loan securitization, with the sale of $116.2 million of Unguaranteed SBA 7(a) Loan-Backed Notes, Series 2022-1, consisting of $95.4 million of Class A Notes and $20.8 million of Class B Notes, rated“A- (sf)” and “BBB- (sf)”, respectively, by S&P Global Ratings.

2022 Dividend Declarations & Payments

•On September 30, 2022, the Company paid a third quarter 2022 cash dividend of $0.65 per share to shareholders of record as of September 20, 2022.
•On September 28, 2022, the Company forecasted a fourth quarter 2022 cash distribution of $0.70 per share, which includes a spillover dividend of Company retained earnings in anticipation of the Company converting from a BDC and discontinuing its election to be regulated under the Investment Company Act of 1940, subject to Regulatory Approvals of the pending Acquisition and other conditions described in the Company’s proxy statement filed with the SEC on May 2, 2022, after which the Company would no longer qualify as a regulated investment company ("RIC") for federal income tax purposes and will no longer qualify for accounting treatment as an investment company. This dividend is subject to Board approval.2
•If this fourth quarter 2022 distribution is declared by the Board, the Company expects to pay approximately $2.75 per share in cash dividends and distributions to shareholders in 2022.

Lending Highlights

•Newtek Small Business Finance, LLC (“NSBF”) funded a record $223.0 million of SBA 7(a) loans during the three months ended September 30, 2022; a 36.0% increase over the $163.9 million of SBA 7(a) loans funded for the three months ended September 30, 2021.
•NSBF funded a record $586.9 million in SBA 7(a) loans for the nine months ended September 30, 2022, which represents an 61.9% increase over $362.6 million SBA 7(a) loan fundings for the nine months ended September 30, 2021.
•NSBF funded $64.1 million SBA 7(a) loans in October 2022.

Exhibit 99.1
•From January 1, 2022 through October 31, 2022, NSBF funded a record $650.9 million of SBA 7(a) loans; a 68.3% increase over $386.8 million of SBA 7(a) loans for the same period last year.
•NSBF increased its full year 2022 SBA 7(a) loan funding guidance to approximately $775 million, which would represent a 38.2% increase over $560.6 million of SBA 7(a) loans funded in 2021.
•Newtek Business Lending ("NBL"), a wholly owned portfolio company, closed $101.0 million of SBA 504 loans year-to-date through October 31, 2022; an increase of 22.6% over $82.4 million of SBA 504 loans closed during the same period in 2021.
•NBL forecasts closing approximately $150 million of SBA 504 loans for the full year 2022, which would represent a 66.5% increase over $90.1 million of SBA 504 closings in 2021.

Barry Sloane, Chairman, President and Chief Executive Officer said, “We are extremely proud of our results for the third quarter and first nine months of 2022. While 2022 has been challenging, due to the preparation for the repositioning of the Company in anticipation of converting to a bank holding company through the pending Acquisition of NBNYC, which remains subject to Regulatory Approvals; an increase in interest rates; and the impacts of inflation on our operating businesses as well as those of our clients, we are thrilled with the results we have been able to produce. We believe net investment income of $0.01 per share for the third quarter of 2022 exceeds analysts' consensus estimates of $(0.05) per share, and we believe our ANII for the third quarter 2022 of $0.62 per share, exceeds analysts' consensus estimates of $0.58 per share. We are pleased to have been able to beat analysts consensus estimates. In addition, it is important to remind our investor base that our results for the nine months ended September 30, 2022 compared to the same period in 2021, do not include the benefit of the extraordinary performance the Company had in funding loans under the PPP, which PPP fee income is non-recurring."

Commenting on Newtek's SBA 7(a) loan program Mr. Sloane said, "We had record SBA 7(a) loan fundings in the third quarter of 2022, which followed record SBA 7(a) fundings in the second quarter of 2022. In fact, year-to-date through October 31, 2022, we have funded a record $650.9 million in SBA 7(a) loans which represents a 68% increase over the $386.3 million SBA 7(a) loans funded for the same period last year. Furthermore, from January 1, 2022 through October 31, 2022, we funded a total of 1,037 SBA 7(a) loan units, which represents an 86% increase over the 557 SBA 7(a) loan units for the same period last year. With our strong SBA 7(a) funding performance thus far this year, coupled with the fact that there is less than two months left in 2022, we are raising our full year 2022 SBA 7(a) loan funding guidance to $775 million. In addition, with these record fundings, it is important to note that that the Company has been mindful in tightening its credit standards as evidenced by the weighted average FICO score in NSBF's most recent securitization, which equaled 725 on its guarantors versus a weighted average FICO score of 704 in our SBA 7(a) loan portfolio at December 31, 2021."

Mr. Sloane continued, "The Company also anticipates NBL closing a record number of SBA 504 loans in the fourth quarter of 2022 and achieving record SBA 504 loan closings of $150 million for the full year of 2022. The performance of NBL's SBA 504 and non-conforming conventional loan program demonstrates the ability to acquire, assemble, underwrite, fund, and manage loans of all sizes, types and credit quality among the Company's independent business owner client base. NBL's SBA 504 loan program, which has originated $388.4 million of SBA 504 loans since 2017, has not experienced any charge offs or defaults In addition, we have originated $132.5 million in non-conforming conventional loans since the inception of the program in 2019, and have not experienced any charge offs or defaults. Furthermore, during the third quarter of 2022, the Company entered into a new joint venture agreement with a $15 billion asset management company to provide up to $100 million of equity capital to fund non-conforming conventional loans. Additionally, the joint venture is preparing to close on a $150 million leverage facility from a well-known investment bank. We believe we will be able to fund $600 million of non-conforming conventional loans in 2023 and over $1.0 billion non-conforming conventional loans in 2024, which will be part of our forecasts going forward."

Mr. Sloane further commented, "We also are pleased that, despite turbulent market conditions, our wholly-owned controlled portfolio companies, Newtek Merchant Solutions and Newtek Technology Solutions, are expected to generate approximately a combined $20 million of EBITDA in 2023. The Company, during this transformative period of anticipating conversion from a BDC to a bank holding company, has been limited in its ability to forecast future earnings and dividends beyond 2022 due to the pending Acquisition of NBNYC. We are reaffirming our forecast for a fourth quarter 2022 distribution of $0.70 per share, which would bring total

Exhibit 99.1
cash dividends and distributions for 2022 to $2.75 per share. The fourth quarter 2022 forecasted distribution of $0.70 per share, which includes a spillover dividend of Company retained earnings in anticipation of the Company converting from a BDC, is expected to be paid on or about December 31, 2022."

Discussing rising interest rates, Mr. Sloane concluded, "We have been asked regularly how increases in interest rates affect our business model. We believe that anyone stating that rising interest rates is good for business is not giving the full picture. In our case, we believe that we are well positioned as our floating rate SBA 7(a) loan portfolio primarily adjusts at Prime plus 275 basis points without a cap; moreover, new SBA 7(a) loan originations will be at Prime plus 300 basis points in accordance with new SBA rules. Prime is currently at 7.00%, however based on the SOFR futures market, we believe Prime will increase by an additional 50 basis points in December, and as such it’s likely our SBA 7(a) portfolio will adjust to a 10% to 10.5% coupon in January 2023. We believe converting to a bank holding company and owning a bank will carve out an attractive future for us as it will enable us to finance our growth with core deposits. We look forward to the possible Regulatory Approvals of the Acquisition in the fourth quarter of 2022. Once we have a clear path to converting to a bank holding company, we anticipate forecasting earnings as a bank holding company for the next 24 months."

Third Quarter 2022 Conference Call and Webcast

A conference call to discuss third quarter 2022 results will be hosted by Barry Sloane, President, Chairman and Chief Executive Officer, and Nicholas Leger, Chief Accounting Officer, tomorrow, Tuesday, November 8, 2022 at 8:30 a.m. ET.

Please note, to attend the conference call or webcast, participants should register online at http://investor.newtekbusinessservices.com/events-and-presentations. To receive a dial-in number, participants are requested to register at a minimum 15 minutes before the start of the call. The corresponding presentation will be available in the ‘Events & Presentations’ section of the Investor Relations portion of Newtek’s website at http://investor.newtekbusinessservices.com/events-and-presentations. A replay of the call with the corresponding presentation will be available on Newtek’s website shortly following the live presentation and will be available for a period of 90 days.

1Use of Non-GAAP Financial Measures - Newtek Business Services Corp. and Subsidiaries

In evaluating its business, Newtek considers and uses ANII as a measure of its operating performance. ANII includes short-term capital gains from the sale of the guaranteed portions of SBA 7(a) loans and conventional loans, and beginning in 2016, capital gain distributions from controlled portfolio companies, which are reoccurring events. The Company defines ANII as net investment income (loss) plus net realized gains recognized from the sale of guaranteed portions of SBA 7(a) loan investments, less realized losses on non-affiliate investments, plus the net realized gains on controlled investments, plus or minus the change in fair value of contingent consideration liabilities, plus loss on extinguishment of debt, plus or minus an adjustment for gains or losses on derivative transactions.

We do not designate derivatives as hedges to qualify for hedge accounting and therefore any net payments under, or fluctuations in the fair value of, our derivatives are recognized currently in our GAAP income statement. However, fluctuations in the fair value of the related assets are not included in our income statement. We consider the gain or loss on our hedging positions related to assets that we still own as of the reporting date to be “open hedging positions.” While recognized for GAAP purposes, we exclude the results on the hedges from ANII until the related asset is sold and/or the hedge position is “closed,” whereupon they would then be included in ANII in that period. These are reflected as “adjustment for realized gain/(loss) on derivatives” for purposes of computing ANII for the period. Management believes that excluding these specifically identified gains and losses associated with the open hedging positions adjusts for timing differences between when we recognize changes in the fair values of our assets and changes in the fair value of the derivatives used to hedge such assets.

Exhibit 99.1
The term ANII is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. ANII has limitations as an analytical tool and, when assessing the Company’s operating performance, investors should not consider ANII in isolation, or as a substitute for net investment income, or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, ANII does not reflect the Company’s actual cash expenditures. Other companies may calculate similar measures differently than Newtek, limiting their usefulness as comparative tools. The Company compensates for these limitations by relying primarily on its GAAP results supplemented by ANII. Reconciliation tables showing the adjustments made to net investment income to determine NII are attached to this press release.

2 Note Regarding Dividend Payments
Amount and timing of dividends, if any, remain subject to the discretion of the Company's Board of Directors. The Company's Board of Directors expects that it will maintain its status as a BDC and regulated investment company ("RIC") in the near term, and therefore expects to maintain a dividend policy with the objective of making quarterly distributions in an amount that approximates 90 - 100% of the Company's annual taxable income. The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year.

Newtek Business Services Corp., Your Business Solutions Company®, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business and financial solutions under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to SMB relationships across all 50 states to help them grow their sales, control their expenses and reduce their risk.

Newtek’s and its portfolio companies’ products and services include: Business Lending, SBA Lending Solutions, Electronic Payment Processing, Technology Solutions (Cloud Computing, Data Backup, Storage and Retrieval, IT Consulting), eCommerce, Accounts Receivable Financing & Inventory Financing, Insurance Solutions, Web Services, and Payroll and Benefits Solutions.

Newtek® and Your Business Solutions Company®, are registered trademarks of Newtek Business Services Corp.

Note Regarding Forward Looking Statements
This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” “forecasts,” “goal” and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, include our ability to close the pending acquisition of the National Bank of New York City (the “Transaction”), obtain required regulatory approvals for the pending Transaction, the timing of the closing of the Transaction, the timing of the Company’s discontinuance from regulation as a BDC under the 1940 Act, projections concerning or considering the pending Transaction, the timing of our our ability to originate new investments, achieve certain margins and levels of profitability, the availability of additional capital and the ability to maintain certain debt to asset ratios, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/. Newtek cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

Exhibit 99.1
SOURCE: Newtek Business Services Corp.

Investor Relations & Public Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@newtekone.com

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (In Thousands, except for Per Share Data)
	September 30, 2022	December 31, 2021
ASSETS	(Unaudited)
Investments, at fair value
SBA unguaranteed non-affiliate investments (cost of $502,400 and $431,970, respectively; includes $438,045 and $344,266, respectively, related to securitization trusts)	$488,376	$424,417
SBA guaranteed non-affiliate investments (cost of $21,648 and $65,728, respectively)	22,949	72,970
Controlled investments (cost of $168,237 and $157,289, respectively)	272,928	260,398
Non-control investments (cost of $1,360 and $1,000, respectively)	1,360	1,000
Total investments at fair value	785,613	758,785
Cash	7,355	2,397
Restricted cash	74,777	184,463
Broker receivable	71,634	44,537
Due from related parties	947	4,395
Servicing assets, at fair value	33,530	28,008
Right of use assets	6,381	7,310
Other assets	26,298	26,666
Total assets	$1,006,535	$1,056,561

LIABILITIES AND NET ASSETS
Liabilities:
Bank notes payable	$67,500	$50,000
2024 Notes (par: $38,250 and $38,250 as of September 30, 2022 and December 31, 2021)	37,847	37,679
2025 6.85% Notes (par: $0 and $15,000 as of September 30, 2022 and December 31, 2021)	—	14,545
2025 5.00% Notes (par: $30,000 and $0 as of September 30, 2022 and December 31, 2021)	29,246	—
2026 Notes (par: $115,000 and $115,000 as of September 30, 2022 and December 31, 2021)	112,666	112,128
Notes payable - Securitization trusts (par: $302,253 and $249,750 as of September 30, 2022 and December 31, 2021)	298,125	246,250
Notes payable - related parties	150	11,450
Due to related parties	1,849	1,490
Lease liabilities	7,945	9,056
Deferred tax liabilities	12,908	12,733
Due to participants	34,660	146,225
Derivative instruments	—	183
Accounts payable, accrued expenses and other liabilities	11,840	10,935
Total liabilities	614,736	652,674

Commitment and contingencies
Net assets:
Preferred stock (par value $0.02 per share; authorized 1,000 shares, no shares issued and outstanding)	—	—
Common stock (par value $0.02 per share; authorized 200,000 shares, 24,425 and 24,159 issued and outstanding, respectively)	485	483
Additional paid-in capital	370,703	367,663
Accumulated undistributed earnings	20,611	35,741
Total net assets	391,799	403,887
Total liabilities and net assets	$1,006,535	$1,056,561
Net asset value per common share	$16.04	$16.72

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In Thousands, except for Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Investment income
From non-affiliate investments:
Interest income - PPP loans	$—	$269	$—	$49,989
Interest income - SBA 7(a) loans	8,804	7,131	23,915	19,328
Servicing income	3,575	2,819	9,931	8,346
Other income	2,552	1,446	6,499	3,829
Total investment income from non-affiliate investments	14,931	11,665	40,345	81,492
From non-control investments:
Interest income	—	126	—	374
Dividend income	19	23	62	70
Total investment income from non-control investments	19	149	62	444
From controlled investments:
Interest income	753	594	2,087	1,703
Dividend income	7,205	—	19,989	51
Other income	672	—	672	—
Total investment income from controlled investments	8,630	594	22,748	1,754
Total investment income	23,580	12,408	63,155	83,690
Expenses:
Salaries and benefits	4,772	2,351	14,380	12,727
Interest	6,917	5,177	17,412	15,217
Depreciation and amortization	58	72	181	236
Professional fees	1,509	1,418	4,322	3,465
Origination and loan processing	2,866	4,586	7,202	10,555
Origination and loan processing - related party	5,430	3,177	14,698	10,830
Loss on extinguishment of debt	—	—	417	955
Other general and administrative costs	1,823	2,322	5,619	5,663
Total expenses	23,375	19,103	64,231	59,648
Net investment (loss) income	205	(6,695)	(1,076)	24,042
Net realized and unrealized gains (losses):
Net realized gain on non-affiliate investments - SBA 7(a) loans	14,767	19,272	49,953	38,079
Net realized gain (loss) on derivative transactions	—	(268)	445	(268)
Net unrealized appreciation (depreciation) on SBA guaranteed non-affiliate investments	(297)	123	(5,942)	2,533
Net unrealized appreciation (depreciation) on SBA unguaranteed non-affiliate investments	(3,611)	998	(6,473)	2,583
Net unrealized appreciation on controlled investments	2,040	7,305	1,582	1,760
Change in deferred taxes	(118)	(2,843)	(175)	(2,120)
Net unrealized appreciation (depreciation) on non-control investments	—	(3)	—	521
Net unrealized appreciation on derivative transactions	—	341	183	304
Net unrealized depreciation on servicing assets	(1,624)	(1,616)	(3,964)	(3,322)
Net realized and unrealized gains	$11,157	$23,309	$35,609	$40,070

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In Thousands, except for Per Share Data)

Net increase in net assets resulting from operations	$11,362	$16,614	$34,533	$64,112
Net increase in net assets resulting from operations per share	$0.47	$0.74	$1.43	$2.85
Net investment (loss) income per share	$0.01	$(0.30)	$(0.04)	$1.07
Dividends and distributions declared per common share	$0.65	$0.90	$2.05	$2.10
Weighted average number of shares outstanding	24,299	22,541	24,204	22,468

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES-
ADJUSTED NET INVESTMENT INCOME RECONCILIATION:

	Nine months ended		Nine months ended
(in thousands, except per share amounts)	September 30, 2022	Per share	September 30, 2021	Per share
Net investment income (loss)	$(1,076)	$(0.04)	$24,042	$1.07
Net realized gain on non-affiliate investments - SBA 7(a) loans	49,953	2.06	38,079	1.69
Adjustment for realized gain on derivatives (1)	1,010	0.04	(7)	—
Loss on debt extinguishment	417	0.02	955	0.04
Adjusted Net investment income	$50,304	$2.08	$63,069	$2.81
Note: Amounts may not foot due to rounding

(1)The following is a reconciliation of GAAP net realized gain/(loss) on derivative transactions to our adjustment for realized gain/(loss) on derivatives on closed transactions presented in the computation of ANII in the preceding tables:

	Nine months ended		Nine months ended
(in thousands, except per share amounts)	September 30, 2022	Per share	September 30, 2021	Per share
Net realized gain on derivatives	$445	$0.02	$(268)	$(0.01)
Hedging realized result on open hedging positions	—	—	261	0.01
Hedging realized adjustment on hedging positions closed during current period	565	0.02	—	—
Adjustment for realized gain on derivatives	$1,010	$0.04	$(7)	$—
Note: Amounts may not foot due to rounding

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES-
ADJUSTED NET INVESTMENT INCOME RECONCILIATION:

	Three months ended		Three months ended
(in thousands, except per share amounts)	September 30, 2022	Per share	September 30, 2021	Per share
Net investment income (loss)	205	0.01	$(6,695)	$(0.30)
Net realized gain on non-affiliate investments - SBA 7(a) loans	14,767	0.61	19,272	0.85
Adjustment for realized gain on derivatives (1)	—	—	(7)	—
Adjusted Net investment income	$14,972	$0.62	$12,570	$0.56
Note: Amounts may not foot due to rounding

(1)The following is a reconciliation of GAAP net realized gain/(loss) on derivative transactions to our adjustment for realized gain/(loss) on derivatives on closed transactions presented in the computation of ANII in the preceding table:

	Three months ended		Three months ended
(in thousands, except per share amounts)	September 30, 2022	Per share	September 30, 2021	Per share
Net realized gain on derivatives	$—	$—	$(268)	$(0.01)
Hedging realized result on open hedging positions	—	—	261	0.01
Adjustment for realized gain on derivatives	$—	$—	$(7)	$—
Note: Amounts may not foot due to rounding

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
DEBT-TO-EQUITY RATIO - ACTUAL AT SEPTEMBER 30, 2022

(in thousands):
Actual Debt-to-Equity Ratio at September 30, 2022
Total senior debt	$553,153
Total equity	$391,799
Debt-to-equity ratio - actual	1.41x

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
DEBT-TO-EQUITY RATIO - PROFORMA AT SEPTEMBER 30, 2022

(in thousands):
Broker receivable, including premium income receivable	$71,634
Less: realized gain on sale included in broker receivable	(5,893)
Broker receivable	65,741

90% advance rate on SBA guaranteed non-affiliate portions of loans sold, not settled	$59,167

Proforma debt adjustments at September 30, 2022:
Total senior debt	$553,153
Proforma adjustment for broker receivable	(59,167)
Total proforma debt	$493,986

Proforma Debt-to-Equity ratio at September 30, 2022:
Total proforma debt	$493,986
Total equity	$391,799
Debt-to-equity ratio - proforma	1.26x